Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

BY AND AMONG

PURE FISHING HOLDINGS, LLC,

OUTDOOR TECHNOLOGIES CORPORATION,

JARDEN CORPORATION

AND

CERTAIN PARTIES LISTED ON THE SIGNATURE PAGES HERETO

(SOLELY FOR PURPOSES OF SECTION 6.4, 6.7(b) AND ARTICLE VII OF THIS AGREEMENT)

Dated as of April 6, 2007

i

ii

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 6, 2007, by and among Pure Fishing Holdings, LLC, an Iowa limited liability company (“Seller”), Outdoor Technologies Corporation, an Iowa corporation (the “Company”) and Jarden Corporation, a Delaware corporation (“Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties”. Solely for purposes of Section 6.4, Section 6.7(b) and Article VII, Whitney and the Whitney Group shall be a party to this Agreement, and, solely for purposes of Section 6.4, Section 6.7(b) and Article VII, the Persons listed on the signature pages hereto shall be Parties to this Agreement (such Persons, together with Whitney, the “Members”). Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article VIII below.

RECITALS

A. WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company, which as of the date hereof consists of 87.68 shares of Class A voting common stock (“Voting Common”), par value $1.00 per share, and 3,770.13 shares of Class B non-voting common stock (“Non-Voting Common”), par value $1.00 per share (collectively, the “Shares”); and

B. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase, acquire and accept the Shares from Seller, and Seller shall sell, convey, assign and transfer the Shares to Buyer.

1.2. Purchase Price. The aggregate purchase price for the Shares to be purchased pursuant to Section 1.1 (the “Purchase Price”) shall be an amount equal to the sum of (A) Four Hundred Million Dollars ($400,000,000), plus (B) the amount of an Earn-Out (the “Earn-Out”), if any, pursuant to Section 2.2, plus (C) the Buyer Warrant (as defined below), minus (D) the Outstanding Senior Indebtedness Amount, and minus (E) the aggregate amount of bonuses payable to the individuals listed on Schedule 1.2 (the “Bonus Amount”). The Purchase Price shall be paid in the amount, form and in the manner set forth in Article II.

1.3. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, on April 6, 2007 or such other date as Buyer and Seller mutually agree. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date”.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

2.1. Payments at Closing.

(a) Cash Consideration. On the Closing Date, Buyer shall pay to Seller an aggregate amount equal to Three Hundred Million Dollars ($300,000,000) minus (i) the Outstanding Senior Indebtedness Amount and (ii) the Bonus Amount (collectively, the “Cash Consideration”) of the Purchase Price by wire transfer of immediately available funds to the bank account(s) specified by Seller in writing prior to the Closing Date.

(b) Buyer Note. On the Closing Date, Buyer shall authorize the issuance and deliver to Seller One Hundred Million Dollars ($100,000,000) in aggregate principal amount of its subordinated note (the “Buyer Note” and together with the Cash Consideration, the “Closing Purchase Price”) in the form of Exhibit A attached hereto.

(c) Buyer Warrant. On the Closing Date, Buyer shall authorize the issuance of and deliver to Seller a warrant which shall provide for the purchase of 2,206,531 shares of Buyer Common Stock (the “Buyer Warrant”) in the form of Exhibit B attached hereto.

(d) Repayment of Indebtedness. On the Closing Date, Buyer shall repay, or cause to be repaid by wire transfer of immediately available funds to the bank account(s) specified by Seller in writing prior to the Closing Date, all of (i) the Outstanding Revolving Indebtedness Amount and the Outstanding Senior Indebtedness Amount plus all accrued and unpaid interest thereon to the lenders party to the Senior Credit Agreement and (ii) the Bonus Amount to the parties listed on Schedule 1.2. On or prior to the Closing Date, (A) Seller shall obtain and provide to Buyer, in form and substance satisfactory to Buyer and Seller, fully executed payoff letters, pay-offs and/or releases, and (B) Buyer shall provide to Seller evidence of the complete satisfaction in full of all of the Outstanding Revolving Indebtedness Amount and the Outstanding Senior Indebtedness Amount plus all accrued and unpaid interest thereon.

2.2. Earn-Out.

(a) Seller shall receive, as additional purchase price the following payments, if any, determined in accordance with the terms and conditions of this Section 2.2 (collectively, “Additional Purchase Price Payments”) and the Business EBITDA Benchmarks set forth below, without duplication (the “Business EBITDA Benchmarks”):

(i) If the Business EBITDA is greater than or equal to $50,000,000 in any calendar year following the Closing from and including calendar year 2007 to and including calendar year 2009, Buyer shall pay to Seller a one time payment of $25,000,000;

(ii) If the Business EBITDA is greater than or equal to $55,000,000, in any calendar year following the Closing from and including calendar year 2007 to and including calendar year 2009, Buyer shall pay to Seller a one time payment of an aggregate of $40,000,000, less any amounts previously paid to Seller under Section 2.2(a)(i);

(iii) If the Business EBITDA is greater than or equal to $59,000,000, in any calendar year following the Closing from and including calendar year 2007 to and including calendar year 2009, Buyer shall pay to Seller a one time payment of an aggregate of $50,000,000, less any amounts previously paid to Seller under Sections 2.2(a)(i) and (ii); and

(iv) Notwithstanding the foregoing, if the Business EBITDA is less than $59,000,000 in each calendar year following the Closing from and including calendar year 2007 to and including calendar year 2009 but is greater than or equal to $59,000,000 in calendar year 2010, Buyer shall pay to Seller a one time payment of $10,000,000, less any amounts previously paid to Seller under Sections 2.2(a)(i), (ii) and (iii) in excess of $40,000,000.

For the avoidance of doubt, the Parties hereby agree that Seller shall be entitled to receive no more than $50,000,000 under any circumstances under this Section 2.2. The Business EBITDA Benchmarks may be adjusted pursuant to Section 2.2(g) and Section 2.2(h)(ii) below.

(b) On or before March 31st of each of 2008, 2009, 2010 and 2011, Buyer shall (i) provide a statement of the Business EBITDA for the preceding calendar year derived from Buyer’s audited consolidated Financial Statements, which Buyer’s audited consolidated Financial Statements shall be prepared in accordance with GAAP, and Buyer’s calculation of the Additional Purchase Price Payments, if any (collectively the “Earn-Out Statement”), and (ii) deliver the Earn-Out Statement to Seller; provided that such statements shall cease to be required following aggregate Additional Purchase Price Payments of $50,000,000. For up to ninety- (90) days immediately following Seller’s receipt of an Earn-Out Statement (the “Receipt Date”), Seller shall be permitted to review the working papers and Books and Records of the Business and shall be permitted to discuss such matters with the chief financial officer and other executive officers of Buyer, the Company and the Company Subsidiaries and with Buyer’s, the Company’s and the Company Subsidiaries’ accountants for the purpose of confirming the determination of the applicable calendar year’s Business EBITDA. The determination of the Business EBITDA and the calculation of any Additional Purchase Price Payments included in an Earn-Out Statement shall become final and binding upon the Parties ninety (90) days following Receipt Date, unless Seller gives written notice of its disagreement (a “Notice of Disagreement Regarding Additional Purchase Price Payments”) to Buyer prior to such date (the period commencing on the Receipt Date and ending on the earlier of (i) ninety (90) days thereafter and (ii) the date a Notice of Disagreement Regarding Additional Purchase Price Payments is given, the “Earn-Out Review Period”). For up to fifteen (15) days following delivery of a Notice of Disagreement Regarding Additional Purchase Price Payments (the “Negotiation Period”), the Parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement Regarding Additional Purchase Price Payments. Following delivery of a Notice of Disagreement Regarding Additional Purchase Price Payments, Buyer and its agents and representatives shall be permitted to review Seller’s and its representatives’ working papers relating to its calculation of Business EBITDA and the Earn-Out

Statement. If Seller and Buyer cannot agree upon the determination of the Business EBITDA for such calendar year and the amount of any Additional Purchase Price Payments within the Negotiation Period, the Parties shall submit to the Arbitrating Accountant for review and resolution all matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement Regarding Additional Purchase Price Payments. The Parties shall instruct the Arbitrating Accountant to make a final determination of such calendar year’s Business EBITDA and the Additional Purchase Price Payments calculation. Such determination shall become final and binding on the Parties on the date the Arbitrating Accountant delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters). In rendering its decision, the Arbitrating Accountant shall apportion its fees and expenses in connection with the Business EBITDA dispute, based on its views as to the relative merits of the positions of each Party in the Business EBITDA dispute in the manner described in the following sentence; provided, however, that Seller shall advance half, and Buyer shall advance the other half, of any retainer fee or deposit required by the Arbitrating Accountant in advance of a final resolution, subject to reapportionment by the Arbitrating Accountant of its fees and expenses as aforesaid. For example, if the final determination reflected a 60-40 compromise of the Parties’ claims, the Arbitrating Accountant would allocate expenses 40% to the Party whose claims determined to be 60% successful and 60% to the Party whose claim was determined to be 40% successful. All determinations of the Arbitrating Accountant, including any revisions made to the calculation of Business EBITDA for any year in the Earn-Out Statements and the Arbitrating Accountant’s apportionment of expenses as between Seller and Buyer, shall be final and binding on the Parties hereto, and neither Seller nor Buyer shall have the right to appeal such determinations. Seller and Buyer agree to cooperate in good faith with each other and with the Arbitrating Accountant in order to facilitate the receipt of the final determinations of the Arbitrating Accountant.

(c) Within five (5) Business Days after the delivery of the Earn-Out Statement, Buyer shall pay to Seller the amount of the Additional Purchase Price Payments, if any, shown to be due on the Earn-Out Statement (an “Undisputed Amount”), by wire transfer of immediately available funds to an account designated by Seller in writing. In the event a Notice of Disagreement Regarding Additional Purchase Price Payments is given or the Arbitrating Accountant determines that Additional Purchase Price Payments are due to Seller, Buyer will pay to Seller the difference between the final and binding Additional Purchase Price Payments and the Undisputed Amount, if any, that has previously been paid to Seller (plus interest at a rate of (i) 8% per annum on such amount from the date that is five (5) Business Days after the end of the Earn-Out Review Period through the end of the Negotiation Period and (ii) 10% per annum following the expiration of the Negotiation Period through the date that such payment is made by Buyer to Seller) within three (3) Business Days after the date the calculation of the Additional Purchase Price Payments becomes final and binding on the Parties, by wire transfer of immediately available funds to the account(s) designated in writing by Seller. Any payments to Seller which are not made by Buyer within the time periods required by this Section 2.2(c) shall bear interest at a rate of (A) 20% per annum, or, if such amount is not permissible under applicable Law, (B) the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow.

(d) During the Earn-Out Period, Buyer shall cause the Company, the Company Subsidiaries and the Business to be operated and managed in a manner consistent with reasonable business practices and in accordance with the principles and agreements set forth on Annex I hereto and incorporated herein by reference.

(e) Buyer will furnish Seller with reasonable promptness:

(i) promptly after becoming available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheets of the Company and the Company Subsidiaries as at the end of such fiscal quarter and the related statement of income and statement of cash flows of the Company and the Company Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures (A) for the corresponding periods of the previous fiscal year (B) contained in the annual budget for such fiscal quarter;

(ii) promptly after becoming available, and in any event within ninety (90) days after the end of each fiscal year, the consolidated balance sheets of the Company and the Company Subsidiaries as at the end of such fiscal year and the related statement of income and statement of cash flows of the Company and the Company Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures (A) for the previous fiscal year, in each case (except for the pre-acquisition periods) derived from the Buyer’s audited consolidated Financial Statements, which Buyer’s audited consolidated Financial Statements shall be prepared in accordance with GAAP, certified by an independent certified public accounting firm and (B) contained in the annual budget for such fiscal year;

(iii) and in any event no later than five (5) Business Days after discovery of any breach or other noncompliance by Buyer, the Company or any Company Subsidiary (the “Buyer Group”) of any covenant or obligation contained in Section 2.2(f) below, written notice of such event, which shall include a reasonable description thereof and Buyer’s proposed response or course of action to be taken with respect thereto;

(iv) and in no event less than ten (10) Business Days prior notice, written notice of a Change of Control; provided that Seller agrees to sign confidentiality agreements on commercial terms that are reasonably acceptable to Buyer;

(v) promptly after being submitted to its lenders, any management discussion and analysis section included in any communications, financial reports or materials provided by Buyer to its lenders that relate primarily to the Company or any Company Subsidiary; and

(vi) within ten (10) days following the presentation of the annual budget presented to the board of directors of Buyer, but in any event no later than December 31 of each year, the annual budget of the Company and the Company Subsidiaries (including a breakdown of such annual budget on a quarterly basis when available), including any written commentary thereon and any subsequent revisions or amendments thereto promptly upon approval thereof, redacted to remove such items and information that do not relate primarily to the Company or any Company Subsidiary.

(f) From and after the Closing until such time as no further Additional Purchase Price Payments are capable of being earned by Seller under this Section 2.2, none of the Company and the Company Subsidiaries shall, and Buyer shall not cause or allow any of the Company and the Company Subsidiaries to, take (or agree to take) any of the actions enumerated below without obtaining the prior written consent of Seller:

(i) effect a Change of Control or enter into any transaction that would result in a Change of Control unless the requirements in Section 2.2(h)(i) are met;

(ii) enter into, modify or amend any transaction, agreement or other arrangement by the Company or the Company Subsidiaries, on the one hand, with Buyer or any of its Affiliates, on the other hand, other than (A) on an arms-length basis or (B) on terms that are more favorable to the Company and the Company Subsidiaries than those that would be obtained on an arms-length basis; or

(iii) pursue any business opportunity that is not reasonably related to the operation of the Business.

(g) From and after the Closing until such time as no further Additional Purchase Price Payments are capable of being earned by Seller under this Section 2.2, if the Buyer or any Affiliate of Buyer intends to acquire by merger, recapitalization, consolidation, stock purchase, asset purchase or otherwise (an “Acquisition”) a Related Business, Buyer shall give Seller ten (10) Business Days advance written notice prior to completing transaction (“Related Business Notice”), which notice shall include specific information as to the financial condition and operations of such Related Business; provided that if Buyer or such Buyer Affiliate is prohibited from providing advance notice of pursuit of such Related Business due to confidentiality requirements, then Buyer or such Affiliate of Buyer shall provide notice as soon as is reasonably practicable and in any case upon acquisition or commencement of such Related Business. Seller shall have twenty (20) Business Days following receipt of the Related Business Notice (the “Review Period”) to review all of the information related to the Related Business, and Buyer shall provide to Seller any additional information reasonably requested by Seller promptly following such requests in order for Seller to complete its review of the Related Business. Prior to the expiration of the Review Period, Seller shall notify (such notice, an “Election Notice”) Buyer if Seller wishes to discuss transferring the Related Business to the Company or any Company Subsidiary. If Seller elects to discuss transfer of the Related Business to the Company or any Company Subsidiary, then Buyer and Seller shall negotiate in good faith the terms of such transfer within thirty (30) days thereafter (the “Transfer Period”). If Buyer and Seller agree on the terms and conditions of such transfer, then (A) the Related Business shall be transferred to the Company or the applicable Company Subsidiary (B) the Business EBITDA Benchmarks shall be adjusted as mutually agreed by Seller and Buyer, (C) any income earned as a result of the operation of such Related Business shall be included in Net Income for purposes of calculating Business EBITDA and (D) any expense of such Related Business shall be included in the calculation of Business EBITDA, excluding all costs and expenses associated with the acquisition of such Related Business and any attorneys’, accountants’ and other professional fees relating to such acquisition. If Seller does not deliver an Election Notice, decides it does not want the Related Business to be transferred to the Company or any Company Subsidiary, or, if Seller and Buyer do not reach agreement on the terms of the transfer during the Transfer Period, then (X) such Related Business shall be considered an “Excluded Acquisition” and shall be held separately from the Business of the Company and the Company Subsidiaries, (Y) any income earned as a result of the operation of such Related Business shall be excluded from Net Income for purposes of calculating Business EBITDA and (Z) any expense of such Related Business shall be excluded in the calculation of Business EBITDA, including all costs and expenses associated with the acquisition of such Excluded Acquisition and any attorneys’, accountants’ and other professional fees relating to such acquisition.

(h)    (i) Upon the occurrence of a Change of Control during the Earn-Out Period, Seller shall receive the maximum amount of the Additional Purchase Price Payments that Seller would be capable of earning hereunder had such Change of Control not been completed regardless of whether the Business EBITDA Benchmarks have been met.

(ii) If during the Earn-Out Period Buyer or any of its Affiliates causes the Company or any Company Subsidiary to dispose of any material assets or discontinue any material business lines of the Company or any Company Subsidiary, the Parties hereto agree that the Business EBITDA Benchmarks shall be reduced by the same percentage as the gross profits that the assets so disposed or the business lines so discontinued (as applicable) contributed to the calculation of gross profit for the prior twelve (12) months from the period ending as of the date of such disposal or discontinuance.

(i) The Parties acknowledge and agree that the right to receive the Additional Purchase Price Payments represents additional consideration and not a royalty payment. The Parties agree to file Tax Returns that are consistent with the characterization of the Additional Purchase Price Payments as additional consideration and not a royalty payment to the extent consistent with applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Company to Buyer on the date hereof (the “Disclosure

Schedule”). The disclosures set forth in the Disclosure Schedule constitute exceptions to the representations or warranties to which such disclosures correspond; provided, however, that any information in the Disclosure Schedule under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where, and to the extent that, it is readily apparent on its face that such disclosure would be appropriate. The Disclosure Schedule will be arranged in paragraphs corresponding to the Sections contained in this Article III.

3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa. Schedule 3.1 sets forth a complete and accurate list of each Company Subsidiary. Each Significant Company Subsidiary is a corporation or limited liability company duly organized and validly existing under the Laws of the State or foreign jurisdiction of its incorporation or formation, as applicable. Each Significant Company Subsidiary is in good standing (or equivalent in the case of a foreign Significant Company Subsidiary) under the Laws of the State of its incorporation or formation, as applicable. Each of the Company and the Significant Company Subsidiaries has the requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted. Each of the Company and each of the Significant Company Subsidiaries is duly qualified to conduct business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification. Neither the Company nor any Significant Company Subsidiary is in default under or in violation of any provision of its Organizational Documents.

3.2. Authorization; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party will be duly executed and delivered by the Company at the Closing, and, assuming the due authorization, execution and delivery in each case by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

3.3. Organizational Documents. The Company has delivered to Buyer copies of the Company’s and the Company Subsidiaries’ respective Organizational Documents, and all such copies are complete and correct, in all material respects.

3.4. Capitalization. The entire authorized capital stock of the Company consists of 200,000 shares of Voting Common, 5,000,000 shares of Non-Voting Common and 150,000 shares of preferred stock, par value $100.00 per share shares. As of the Closing Date, 87.68 shares of Voting Common are issued and outstanding and 12.32 shares of Voting Common are held in treasury and 3770.13 shares of Non-Voting Common are issued and outstanding and no shares of Non-Voting Common are held in treasury. There are no preferred shares issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. As of the date hereof, the Shares are the only outstanding shares of capital stock of the Company. Except as described on Schedule 3.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of any of the Company Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Securities of any Company Subsidiary. The Company does not control directly or indirectly and has no direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Company Subsidiary. Except for the Subsidiaries set forth on Schedule 3.5, the Company does not own or have any right or obligation to acquire, directly or indirectly, any outstanding capital stock of, or other Equity Securities in, any Person.

3.5. Subsidiaries. Schedule 3.5 sets forth a complete list of the direct and indirect Subsidiaries of the Company (each a “Company Subsidiary” and, collectively the “Company Subsidiaries”) including: (i) its name, (ii) its form of organization, (iii) the number of authorized shares or membership units for each class of Equity Securities, (iv) the number of issued and outstanding shares or membership units of each class of its Equity Securities, the names of the holders thereof, and the number of shares or membership units held by each such holder and (v) the number of shares of its Equity Securities held in treasury. All of the issued and outstanding Equity Securities, as applicable, of each Company Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one or more of its Company Subsidiaries hold of record and own beneficially all of the outstanding Equity Securities of each Company Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and any other similar foreign, state or provincial securities Law), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company Subsidiaries to sell, transfer, or otherwise dispose of any Equity Securities of any of the Company Subsidiaries or that could require any of the Company Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Company Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Securities of any of the Company Subsidiaries. No Company Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Company Subsidiary or the Company. Except for the Company Subsidiaries set forth on Schedule 3.5, no Company Subsidiary owns or has any right or obligation to acquire, directly or indirectly, any of the Company or the Company’s outstanding Equity Securities in any Person. Seller has delivered all stock certificates or other equivalent indicia of ownership of the Company Subsidiaries in its possession.

3.6. No Violation. Except as set forth on Schedule 3.6 and subject to the receipt of the approvals and to the filing of notices as contemplated by Section 3.7, neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of the transactions contemplated hereby or thereby, will (a) constitute a default under the Organizational Documents of the Company or any Company Subsidiary, (b) result in a material default, give rise to any right of termination, cancellation or acceleration, or require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Material Contract or Lease to which the Company or any Company Subsidiary is a party or by which any of its assets are subject, or (c) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their properties are bound or any of the Material Licenses and Permits held by the Company or any Company Subsidiary.

3.7. No Governmental Consents. Except for (a) the filing with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice of a premerger notification and report form as required by the HSR Act and other equivalent filings in foreign jurisdictions, (b) Consents required pursuant to the Material Licenses and Permits held by the Company or any Company Subsidiary and listed on Schedule 3.7, and (c) any other filings listed on Schedule 3.7, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement and the Other Agreements to which the Company or any Company Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, would result in a violation of any Law or any Liability to the Company or any Company Subsidiary or which would prohibit the consummation of the transactions contemplated hereby and thereby (collectively, the “Governmental Consents”).

3.8. Financial Statements.

(a) The Company has delivered to Buyer copies of the audited consolidated balance sheet of Pure Fishing, Inc. and each other Company Subsidiary as at December 31, 2006, 2005 and 2004, and the related audited statement of income and changes in shareholders’ equity and audited statement of cash flows for the fiscal years ended December 31, 2006, 2005 and 2004 and (collectively, the “Audited Financial Statements”). The Company has also made available the unaudited consolidating schedules supporting the Audited Financial Statements.

(b) The Company has delivered to Buyer and attached hereto as Schedule 3.8 are copies of the unaudited consolidated and consolidating balance sheet of Pure Fishing, Inc. and the other Company Subsidiaries as at February 24, 2007 (the “Latest Balance Sheet”), and the related unaudited statement of income and changes in shareholders’ equity and unaudited statement of cash flows for the two-month period ended February 24, 2007 (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(c) The Financial Statements (including the notes thereto) have been based upon the information contained in the Books and Records and fairly present, in all material respects,

the financial condition of Pure Fishing, Inc. and the other Company Subsidiaries, as of the dates thereof, and the results of operations of the Company and Company Subsidiaries, for the periods related thereto, in accordance with GAAP, consistently applied.

(d) Except for the joint ventures listed on Schedule 3.12, the Company has no operations other than holding the stock of Pure Fishing, Inc., and the Company has no Liabilities.

3.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has any material Liability, except for (i) Liabilities set forth on the face of the Latest Balance Sheet (or described in any notes to the Audited Financial Statements) and (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business.

3.10. Absence of Certain Changes. Since January 1, 2007, the Company and the Significant Company Subsidiaries have conducted the Business in the Ordinary Course of Business. Since January 1, 2007, there has been no Material Adverse Effect, nor has any event occurred that could reasonably be expected to have a Material Adverse Effect, on the Business. Except as set forth on Schedule 3.10 and except as required by this Agreement, since January 1, 2007, there has not been, nor has the Company or any Significant Company Subsidiary (or with respect to the items set forth in Subsections (a), (d), (e), (f), (h), (i), (l), and (o) with respect to the Indicated Subsidiares) committed to, any:

(a) material borrowings or indebtedness, other than borrowings or indebtedness incurred in the Ordinary Course of Business;

(b) Lien on its properties or assets, other than Permitted Liens;

(c) sale, assignment, transfer, lease or license (other than licenses to customers in the Ordinary Course of Business consistent with past practice) of any material Intellectual Property owned or licensed by the Company or any Significant Company Subsidiaries or abandonment or lapse of any rights in any material Intellectual Property owned or licensed by the Company or any Significant Company Subsidiaries;

(d) incident of damage, destruction or loss of any property owned by it or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $500,000;

(e) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, acceleration, modification, release or other disposition of any kind of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $500,000 in the aggregate), except with respect to Intellectual Property (which is the subject of Section 3.10(c)) or the sale of investments in the Ordinary Course of Business;

(f) material loan, guarantee or advance to Seller, any Affiliates of Seller or any employees of the Company or any Significant Company Subsidiary, other than loans, guarantees or advances to be incurred in the Ordinary Course of Business;

(g) capital expenditures in excess of the amounts set forth for fiscal year 2007 for capital expenditures in the Company’s capital operating budget;

(h) declaration, setting aside, or payment of any dividend or other distribution in respect of equity interests or any direct or indirect redemption, purchase, or other acquisition of such equity interest, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company or any Significant Company Subsidiary;

(i) issuance, sale or other disposition of any notes, bonds, or other debt securities or any Equity Securities including capital stock of the Company or any Significant Company Subsidiary, or securities convertible into, or exchangeable for, any Equity Securities or guaranty of any indebtedness for borrowed money or capitalized lease obligations either involving more than $25,000 singly or $250,000 in the aggregate;

(j) cancellation, delay, postponement, waiver or release of any material debts, rights or claims, except with respect to Intellectual Property (which is the subject of Section 3.10(c)) or in the Ordinary Course of Business consistent with past practice;

(k) change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Company or any Significant Company Subsidiary;

(l) change in cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or change in the maintenance of the Books and Records other than in the Ordinary Course of Business;

(m) increase in any manner of compensation of any director or employee of the Company or any Significant Company Subsidiary with a base salary of $100,000 or more per year, other than pursuant to requirements of pre-existing Contracts;

(n) any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business, except licenses of Intellectual Property (which is the subject of Section 3.10(c));

(o) capital investment in, any loan to, or any material acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(p) any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement;

(q) any other change in employment terms for any of its or their directors, officers, and employees outside the Ordinary Course of Business;

(r) any charitable or other capital contribution (or pledge relating thereto) outside the Ordinary Course of Business; or

(s) disclosure of any material Confidential Information other than in the Ordinary Course of Business or pursuant to a written non-disclosure or similar agreement protecting such information.

3.11. Taxes. Except as set forth on Schedule 3.10(a):

(a) The Company and each Significant Company Subsidiary has timely filed all Tax Returns required to be filed by it through the date hereof. Such Tax Returns are true, complete and correct in all material respects. The Company and each Significant Company Subsidiary has timely paid and discharged all material Taxes due (whether or not shown as due on any Tax Returns). The Company and each Significant Company Subsidiary has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all material Taxes required by Law to be withheld or collected. Neither the Company nor any Significant Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or Significant Company Subsidiary does not file Tax Returns that the Company or any Significant Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Significant Company Subsidiary.

(b) Neither the Company nor any Significant Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement.

(c) Since June 18, 2003, and except for any group of which the Company is the common parent, neither the Company nor any Significant Company Subsidiary is (or was) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated federal income Tax Return or has any liability (including joint and several liability) for the Taxes of any Person (other than the Company and any Significant Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of Law) as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any Significant Company Subsidiary has been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or, to the Knowledge of the Company, proposed with respect to any alleged deficiency in Taxes. Neither the Company nor any Significant Company Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any Significant Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

3.12. Material Contracts. Except as listed or described on Schedule 3.12, as of the date hereof, neither the Company nor any Significant Company Subsidiary is a party to or bound by any Contract in effect on the date hereof of a type described below (such Contracts that are required to be listed on Schedule 3.12 are herein referred to as “Material Contracts”):

(a) any consulting agreement or employment agreement that provides for base salary exceeding $100,000 per year and which cannot be terminated by the Company without penalty on notice of thirty (30) days or less, any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;

(b) any Contract for capital expenditures or the acquisition of fixed assets outside the Ordinary Course of Business;

(c) any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $500,000, other than purchase orders entered into in the Ordinary Course of Business;

(d) any Contract that restricts the right of the Company or any Significant Company Subsidiary to engage in any line of business, compete with any Person or sell any product;

(e) any Contract relating to the acquisition or disposition of any business or real property;

(f) any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing;

(g) any Contract under which the execution and delivery of this Agreement or the Other Agreements by the Company may cause a material default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(h) any Contract granting any Person a Lien on all or any part of the tangible or intangible material assets of the Company or any Significant Company Subsidiary, other than Liens that will be released at or prior to the Closing;

(i) any Contract or group of related Contracts with Seller, a Significant Company Subsidiary or an Affiliate or group of Affiliates, the performance of which provides for the expenditure of more than $250,000 annually or more than $500,000 in the aggregate;

(j) any agreement concerning a partnership or joint venture or similar agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Significant Company Subsidiary with any other Person other than such agreements entered into in the Ordinary Course of Business and each contract relating to any loans or advances to, or investment in, any Person not related to Indebtedness;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(l) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(m) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $250,000;

(n) any agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights); or

(o) any other agreement which is material to the Business.

The Company has delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date). With respect to each agreement: (i) to the Knowledge of the Company, each Material Contract and IP License is valid, binding, in full force and effect, and enforceable by the Company or a Significant Company Subsidiary in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any claims, charges, set-offs or defenses; (ii) none of the Company or any Significant Company Subsidiary is (and, to the Knowledge of the Company, no other party is) in material breach or default under any of the Material Contracts or IP Licenses, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder by the Company or any Significant Company Subsidiary or, to the Knowledge of the Company, any other party thereto; (iii) none of the Company or any Significant Company Subsidiary has (and, to the Knowledge of the Company, no other party has) waived any rights under any of the Material Contracts or IP Licenses or modified any terms thereof; (iv) to the Knowledge of the Company with respect to any third party, no other party to any Material Contract or IP License is in breach or default in any respect thereunder, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by such other party thereunder; and (v) no party has repudiated in writing any provisions of any Material Contract or IP License.

3.13. Real Property.

(a) Schedule 3.13(a) sets forth the address of each parcel of Owned Real Property and the name of the holder of the fee interest therein. With respect to each parcel of Owned Real Property:

(i) the Company or a Significant Company Subsidiary has good and marketable fee simple title thereto, in each case free and clear of all Liens, except Real Property Permitted Liens;

(ii) except as set forth in Schedule 3.13(a) neither the Company nor a Significant Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) to the Knowledge of the Company, except as set forth in Schedule 3.13(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(iv) to the Knowledge of the Company, the Company has delivered to Buyer complete copies of all title reports, title policies, property surveys and other title related documents in its possession with respect to each parcel of Owned Real Property, together with copies of all title exception documents noted therein.

(b) Schedule 3.13(b) sets forth (a) the address of each parcel of Leased Real Property, (b) if only a portion of such real property is demised under a Lease, the square footage and floor/unit/suite leased thereunder, and (c) the date and name of the parties to such Lease document. Except as set forth in Schedule 3.13(b), with respect to each of the Leases:

(i) the Company or a Significant Company Subsidiary has delivered to Buyer a true, correct and complete copy of each Lease document, including the original Lease, any and all amendments, extensions, modifications and supplements thereto, any and all guarantees, and in the case of any oral Lease, a written summary of the material terms of such Lease;

(ii) each Lease is legal, valid, binding and enforceable against the Company or a Significant Company Subsidiary (subject to General Enforceability Exceptions), as tenant thereunder, and is in full force and effect;

(iii) the consummation of the transactions contemplated by this Agreement do not require the consent of the landlord, landlord’s lender or any other Person (except and only to the extent that a Third Party Consent with respect to such Lease is set forth on Schedule 3.6), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable (subject to General Enforceability Exceptions) and in full force and effect on identical terms following the Closing except where the failure to obtain such consent pursuant to this Section 3.13(b)(iii) would not have a Material Adverse Effect;

(iv) the Company or a Significant Company Subsidiary is in quiet, exclusive and peaceful possession of the Leased Real Property under each such Lease and such exclusive possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and is not currently being disturbed;

(v) neither the Company nor a Significant Company Subsidiary, nor any other party to the Lease, is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(vi) to the Knowledge of the Company, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vii) to the Knowledge of the Company, neither the Company nor a Significant Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(viii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or a Significant Company Subsidiary;

(ix) neither the Company nor a Significant Company Subsidiary has subleased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(x) neither the Company nor a Significant Company Subsidiary has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(c) The Owned Real Property identified in Schedule 3.13(b) and the Leased Real Property identified in Schedule 3.13(b) (collectively, the “Real Property”) comprise all of the real property used in, or otherwise related to, the operation of the Business by the Company or a Significant Company Subsidiary; except as set forth on Schedule 3.14(a) or Schedule 3.14(b), as applicable, and except for this Agreement, neither the Company nor any of the Significant Company Subsidiaries is a party to any agreement or option to sell or dispose of any portion of the Real Property or any interest therein; and neither the Company nor any of the Significant Company Subsidiaries owns or holds any interest in any parcel of real property other than the Real Property.

(d) All buildings, structures, fixtures, building systems and equipment, are (i) free from material defects (patent and latent), (ii) have been maintained in accordance with normal industry practice, (iii) are in good operating condition and repair (subject to normal wear and tear) and (iv) constitute all the assets necessary for the operation of the Business.

(e) To the Knowledge of the Company, (i) there is no condemnation, expropriation or other proceeding in eminent domain, pending or Threatened, or any notice thereof, affecting any parcel of Real Property or any portion thereof or interest therein that would have a Material Adverse Effect, and (ii) there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or Threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon that would have a Material Adverse Effect.

(f) To the Knowledge of the Company, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate any Real Property Laws. Neither the Company nor any Significant Company Subsidiary has received any written notice of violation of any Real Property Law.

3.14. Intellectual Property. Schedule 3.14 sets forth an accurate and complete list of all material patents, registered trademarks and registered copyrights, patent applications, applications to register trademarks and copyrights and internet domain name registrations owned or used by the Company and each Significant Company Subsidiary, and which are necessary to the operation of the Business. Schedule 3.14 also identifies each license, sublicense, agreement, or other permission pursuant to which (i) the Company or any Significant Company Subsidiary has granted to any third party a license to use any Intellectual Property owned by the Company or any Significant Company Subsidiary (together with any exceptions) or (ii) the Company or any Significant Company Subsidiary uses any Intellectual Property of a third party (other than licenses for commercially available, prepackaged software) (collectively, the “IP Licenses”). The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.14:

(a) To the Knowledge of the Company, the Company or a Significant Company Subsidiary owns, free and clear of all Liens other than Permitted Liens, all right, title and interest in, or has a valid and enforceable license, sublicense, agreement, or permission to use all Intellectual Property rights necessary for the conduct of the Business as presently conducted (the “Company Intellectual Property”);

(b) To the Knowledge of the Company, no Company Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge including any claims by a current employee, former employee or consultant of the Company or a Significant Company Subsidiary against the Company or a Significant Company Subsidiary for compensation or title in relation to any Company Intellectual Property;

(c) To the Knowledge of the Company, (i) the Company Intellectual Property does not interfere with, infringe upon or misappropriate any Intellectual Property rights of any Person in any material respect; (ii) since June 18, 2003, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights owned by the Company or any Significant Company Subsidiaries in any material respect, and no written claims or allegations of infringement or unauthorized use brought by the Company or a Significant Company Subsidiary involving any Intellectual Property owned by the Company or any Significant Company Subsidiary are pending against a third party; (iii) since June 18, 2003, neither the Company nor any Significant Company Subsidiary has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in any material respect; and (iv) neither the Company nor any Significant Company Subsidiary has received since June 18, 2003, any written, or, to the Knowledge of the Company, oral complaint, claim, demand or notice alleging any interference, infringement or misappropriation against the Company or any Significant Company Subsidiary that challenges the ownership, use, validity or enforceability of any Company Intellectual Property;

(d) All patents, internet domain names, registered trademarks and registered copyrights and applications to register trademarks and copyrights set forth on Schedule 3.14 are in effect and all renewal fees and other maintenance fees currently due have been paid;

(e) The Company and the Significant Company Subsidiaries have used commercially reasonable efforts to protect the material Intellectual Property owned by the Company;

(f) Neither the Company nor any Significant Company Subsidiary has, in the last three (3) years, agreed to indemnify any Person for or against any interference, infringement or misappropriation with respect to Intellectual Property; and

(g) Each item of Company Intellectual Property will be owned or available for use by the Company or each Significant Company Subsidiary after the Closing on terms and conditions substantially similar to the terms and conditions under which such Intellectual Property was owned or available for use by the Company or each Significant Company Subsidiary immediately prior to the Closing, and the transactions contemplated by this Agreement will not result in the loss or impairment of any Company Intellectual Property.

3.15. Insurance Policies.

(a) Schedule 3.15 sets forth a list of insurance policies to which the Company or any Significant Company Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage.

(b) Each of the Company and each Significant Company Subsidiary have been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. With respect to each such insurance policy to the Knowledge of the Company: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, nor any Significant Company Subsidiary, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated in writing any provision thereof. Schedule 3.15 describes any self-insurance arrangements affecting the Company or any Significant Company Subsidiary.

3.16. Litigation. Except as set forth on Schedule 3.16, there are no material suits, actions, proceedings, investigations, suits, injunctions, judgments, decrees, rulings, claims or orders (collectively, “Legal Proceedings”) pending or, to the Knowledge of the Company, Threatened, against the Company or any Company Subsidiary or any of the current or former officers, directors or employees of the Company in their respective capacity as an officer, director or employee of the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary or any such officer, director or employee subject to any material judgment, order or decree of any court or Governmental Authority. Section 3.16 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Company or any Company Subsidiary, that are pending or have been resolved since June 18, 2003.

3.17. Compliance with Applicable Laws. Since June 18, 2003, and, to the Knowledge of the Company, with respect to any time period prior to June 18, 2003, the Company and each Significant Company Subsidiary and their respective predecessors and Affiliates have complied in all material respects with all Laws of any Governmental Authority applicable to it or to the operation of the Business. Neither the Company nor any Significant Company Subsidiary has received any written notice from any Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Knowledge of the Company, neither the Company nor any Significant Company Subsidiary is under investigation with respect to violations of any such Laws. This Section 3.17 does not apply to environmental or pollution-related Laws or matters, it being the intent and agreement of the Parties hereto that environmental and pollution-related matters be exclusively the subject of Section 3.19 hereof.

3.18. Regulatory Compliance.

(a) Schedule 3.18 contains a complete and correct list of all Licenses and Permits maintained by the Company and each Significant Company Subsidiary as of the date hereof that are necessary and material to the conduct of the Business as currently operated (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect.

(b) The Company is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits. The Company has not received written notice that any of the Material Licenses and Permits will not be renewed, and there are no proceedings pending or to the Knowledge of the Company threatened to revoke or withdraw any such Material Licenses and Permits.

3.19. Environmental Compliance and Conditions.

(a) Except as disclosed on Schedule 3.19:

(i) since June 18, 2003 and, to the Knowledge of the Company with respect to any time period prior to June 18, 2003, each of the Company and each Significant Company Subsidiary has complied in all material respects with and is in compliance in all material respects with all Environmental Laws, including obtaining and maintaining all Licenses and Permits required under Environmental Laws for the conduct of its current business operations, in each case except where the failure to obtain and maintain such Licenses and Permits would not have a Material Adverse Effect (the “Environmental Permits”);

(ii) there are no material Legal Proceedings relating to or arising under Environmental Laws that are pending or, to the Knowledge of the Company, Threatened against or affecting the Company or any Significant Company Subsidiary or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any Significant Company Subsidiary;

(iii) except with respect to matters that have been settled and resolved without future obligation, neither the Company nor any Significant Company Subsidiary has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any material obligation or liability not incurred in the Ordinary Course of Business or any material order, settlement, judgment, injunction or decree, in each case, relating to or arising under Environmental Laws;

(iv) no real property currently owned, operated or leased by the Company or any Significant Company Subsidiary has present any (A) underground storage tanks, (B) friable asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls owned or operated by the Company or any Company Subsidiary or (D) landfills, surface impoundments, or disposal areas;

(v) to the Knowledge of the Company, the transactions contemplated by this Agreement will not result in any obligations for environmental site investigation or cleanup, or notification to or consent of governmental agencies or third parties under any so-called environmental “property transfer” laws;

(vi) no facts, circumstances or conditions exist with respect to the operations of the Company or any Significant Company Subsidiary or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any Significant Company Subsidiary or, to the Knowledge of the Company, any property to or at which the Company or any Significant Company Subsidiary transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and the Significant Company Subsidiaries incurring material Liabilities under Environmental Laws; and

(vii) since June 18, 2003, and, to the Knowledge of the Company, at any time prior to such time, neither the Company nor any Significant Company Subsidiary has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos.

(b) The Company has delivered for Buyer’s examination all material reports, studies, correspondence or documents in its possession concerning its compliance with or liability under Environmental Laws.

(c) Except for matters in Section 3.7, the representations and warranties contained in this Section 3.19 constitute the sole and exclusive representations and warranties of the Company relating to, or in connection with, Environmental Laws or Hazardous Materials.

3.20. Employee Benefit Plans; Employees.

(a) Schedule 3.20 sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and all other material plans, contracts, agreements, practices, policies or arrangements maintained or contributed to by the Company or the Significant Company Subsidiaries which provide for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, life, dental, accident, health or other insurance, hospitalization, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability, educational assistance or any other material employee or executive benefit or fringe benefit (each a “Plan” and, collectively, the “Plans”).

(b) With respect to each Plan, the Company has delivered to Buyer a current, accurate and complete copy of, to the extent applicable: (i) all documents which comprise the most current version of each such Plan and any related trust agreement or other funding instrument; (ii) the most recent summary plan description; (iii) for the most recent year (A) the Form 5500, together with all attached schedules and (B) audited financial statements; and (iv) the most recent Internal Revenue Service (the “IRS”) determination or opinion letter that the Plan is qualified within the meaning of Section 401(a) of the Code.

(c) Neither the Company nor any of the Significant Company Subsidiaries is contributing to, or has in the past 6 years contributed to or has (or in the past 6 years has had) any material liability in respect of, (i) a Plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in the Code or ERISA, or (iv) a “funded welfare plan” as defined in Section 419 of the Code.

(d) (i) For each Plan that is intended to be qualified under Code Section 401(a), the Company has obtained a favorable determination letter from the IRS and, to the Knowledge of the Company, nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification that would have a Material Adverse Effect, and (ii) no “reportable event” within the meaning of Section 4043 of ERISA or non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Plan that would be reasonably likely to result in a material liability of the Company.

(e) There are no claims, suits or actions pending or, to the Knowledge of the Company, Threatened by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(f) Each Plan is in material compliance with the provisions of ERISA, the Code, and all other applicable Laws, including all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and each of the Plans in form, operation and administration complies in all material respects with its terms.

(g) The Company and the Significant Company Subsidiaries are in material compliance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Laws (“COBRA”). Neither the Company nor any Significant Company Subsidiary has any obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

(h) There are no material unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under its terms and provisions, any related insurance contract, or applicable Law.

(i) With respect to any Plan: (i) no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there are no material outstanding liabilities for Taxes, penalties or fees.

(j) Neither the Company nor any Significant Company Subsidiary has incurred any liability or taken any action and to the Knowledge of the Company, there is no action or event that could cause any one of them to incur any material liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA).

(k) Neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or any of the Significant Company Subsidiaries to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

(l) Provisions have been made in the accounts of the Company and any Significant Company Subsidiary for the full amount in respect of all pension obligations, in accordance with Law and GAAP, principles and policies applicable in Sweden, to the extent that such pension obligations are not fully and validly insured.

3.21. Labor Matters. To the Knowledge of the Company, no current senior executive officer of the Company has provided the Company with written notice of termination of employment. Except as set forth on Schedule 3.21, there is no, and within the two (2) year period prior to the date hereof, neither the Company nor any Significant Company Subsidiary has experienced any, material labor dispute, allegation, claim, charge, grievance or complaint arising out of or relating to any employment or labor matters, including but not limited to any unfair labor practice, employment discrimination, employment rights violations or, to the Knowledge of the Company, union organizational activity; nor, to the Knowledge of the Company, is any such action threatened against the Company or any Significant Company Subsidiary. Neither the Company nor any Significant Company Subsidiary is a party to any collective bargaining agreement and there is no organizational effort presently being made on behalf of any labor union with respect to the Business. To the Knowledge of the Company, no employee (whether present or former) has any claim against the Company or any Significant Company Subsidiary in respect of any accident or personal injury which is not fully covered by insurance, or for breach of any employment agreement or employment rights owed by the Company or any Significant Company Subsidiary to such employee. For each employee of the Company and each Significant Company Subsidiary who had a base salary in excess of $100,000 in calendar year 2006, Schedule 3.21 sets forth such individual’s job title, salary and hire date. The Company and each Significant Company Subsidiary has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, provisions thereof relating to employment status, immigration status, wages, hours, equal opportunity, collective bargaining, disability and the payment of social security and employment Taxes.

3.22. Affiliate Transactions.

(a) Except as set forth on Schedule 3.22, other than as contemplated by this Agreement or as explicitly discussed in the notes to the Audited Financial Statements, neither the Company nor any of its Affiliates has any direct or indirect interest (other than an equity interest of less than five percent (5%) of a publicly held company) in any competitor, supplier or customer of the Company, or in any Person from whom or to whom the Company or any Significant Company Subsidiary has leased any real or personal property or in any other Person with whom the Company or any Significant Company Subsidiary has any business relationship.

(b) Except as set forth on Schedule 3.22, neither Seller nor its Affiliates, directors, officers, employees and direct or indirect beneficial owners, nor the Company’s and each Significant Company Subsidiary’s directors, officers, employees, and shareholders, has been involved in any business arrangement or relationship with the Company or any Significant Company Subsidiary since June 18, 2003, and neither Seller, nor its Affiliates, directors, officers, employees and direct or indirect beneficial owners nor the Company’s and each Significant Company Subsidiary’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of the Company or any Significant Company Subsidiary.

3.23. Books and Records. The Company and each of the Significant Company Subsidiaries has maintained its Books and Records in the Ordinary Course of Business.

3.24. Brokers. Except for fees for which Seller will be solely responsible, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.25. Powers of Attorney. Except as set forth on Schedule 3.25 and to the Knowledge of the Company, there are no outstanding powers of attorney executed on behalf of the Company or any Significant Company Subsidiary.

3.26. Product Warranty. To the Knowledge of the Company, substantially all products manufactured, sold, leased, or delivered by the Company or any Significant Company Subsidiary since June 18, 2003, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Schedule 3.26 includes copies of the standard terms and conditions of sale or lease for each of the Company and each Significant Company Subsidiary (containing applicable guaranty, warranty, and indemnity provisions). The products manufactured, sold, leased, or delivered by the Company or any Significant Company Subsidiary are subject to any guaranties, warranties, or other indemnity provisions that are substantially similar to the standard terms and conditions of sale or lease set forth in Schedule 3.26.

3.27. Product Liability. To the Knowledge of the Company, neither the Company nor any Significant Company Subsidiary has any material Liability arising out of any injury to individuals or property as a result of the use of any product manufactured, sold, leased, or delivered by the Company or any Significant Company Subsidiary since June 18, 2003, in accordance with the contemplated purpose of such product.

3.28. Customers and Suppliers.

(a) Schedule 3.28(a) lists the ten (10) largest customers of the Company (on a consolidated basis) for the fiscal years ended December 31, 2005, and December 31, 2006, and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(b) Since December 31, 2006, no material supplier of the Company or any Significant Company Subsidiary has indicated in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any Significant Company Subsidiary, and to the Knowledge of the Company, no customer listed on Schedule 3.28 has indicated that it will stop, or decrease the rate of, buying materials, products or services from the Company or any Significant Company Subsidiary.

3.29. Indebtedness.

(a) Except as set forth on Schedule 3.29(a), none of the Company or any Company Subsidiary has any Indebtedness.

(b) Since December 31, 2006, none of the Company, Seller or any of their Affiliates has (i) made any payments under the Senior Credit Agreement other than mandatory payments required by the terms of such agreements and any interest that has accrued under the Senior Credit Agreement through the date hereof or (ii) paid or declared any dividends or other distributions to Seller or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in Annex I attached hereto.

4.1. Authorization; Enforceability. Seller has the requisite entity power and authority to execute and deliver this Agreement and the Other Agreements to which Seller is a party, to perform its obligations under this Agreement and the Other Agreements to which Seller is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which Seller is a party. This Agreement has been duly executed and delivered by Seller and the Other Agreements to which Seller is a party will be duly executed and delivered by Seller at the Closing, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of Seller enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

4.2. Title to Shares. Seller is the holder of record and beneficial owner of the Shares and such Shares will, as of the Closing, be free and clear of any and all Liens (other than restrictions under the Securities Act, as in effect or amended as of the Closing Date, and applicable state securities law). There are no pending proceedings against Seller affecting its Shares or the right of Seller to execute, deliver and perform its obligations under this Agreement or the Other Agreements to which Seller is a party. None of the Shares is subject to restrictions on the transfer thereof. Upon delivery of (a) the certificate(s) representing the Shares held by Seller as of the Closing Date, duly endorsed in blank or accompanied by a duly executed stock power with respect to the Shares, and (b) a duly executed assignment with respect to the Shares held by Seller as of the Closing Date, good title to the Shares held by Seller will be assigned, conveyed and delivered to Buyer, free and clear of all Liens (other than Liens that may be imposed by Buyer or in connection with Buyer’s financing arrangements).

4.3. Litigation. There are no material Legal Proceedings pending, or to Seller’s Knowledge, Threatened, against Seller, nor is Seller subject to any judgment, order or decree of any court or Governmental Authority in each case that would seek to prevent any of the transactions contemplated by this Agreement.

4.4. No Violation. Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 4.3, neither the execution and delivery of this Agreement or the Other Agreements to which Seller is a party, nor the performance by Seller of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of Seller, (b) to the Knowledge of Seller, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which Seller is a party or by which any of its assets are subject, or (c) to the Knowledge of Seller, conflict with or violate any Laws applicable to Seller or by which any of its properties is bound.

4.5. Foreign Person. Seller is not a foreign person within the meaning of Section 1445 of the Code.

4.6. Investment.

(a) Seller (1) understands that the Buyer Note and Buyer Warrant have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) is acquiring the Buyer Note and Buyer Warrant solely for its own account for investment purposes, and not with a view to the distribution thereof, (3) is a sophisticated investor with knowledge and experience in business and financial matters, (4) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note and Buyer Warrant, (5) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note and Buyer Warrant and (6) is an Accredited Investor (as such term is defined in the Securities Act) for the reasons set forth on Schedule 4.7.

(b) The Seller is not an “interested stockholder” (as such term is defined in Section 203 of the Delaware General Corporation Law) of the Company.

4.7. Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement.

5.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is duly qualified to conduct business as a foreign entity and is in good standing under the Laws of the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except where the failure to so qualify would not cause a Material Adverse Effect. Buyer is not in default under or in violation of any provision of its Organizational Documents.

5.2. Authorization; Enforceability. Buyer has the requisite entity power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, including the making of the Additional Purchase Price Payments, the issuance to Seller of the Buyer Note and the Buyer Warrant and the issuance of Buyer Common Stock of the Buyer to Seller upon exercise of the Buyer Warrant. This Agreement has been duly and validly executed and delivered by Buyer, and the Other Agreements to which Buyer is a party will be duly executed and delivered by Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

5.3. Buyer Common Stock. The Buyer Common Stock issuable to Seller upon exercise of the Buyer Warrant will, as of the date of exercise of the Buyer Warrant, be validly issued, fully paid and non-assessable and will be issued to Seller free and clear of any and all Liens and restrictions (other than restrictions under the Securities Act, as in effect or amended as of the date of exercise of the Buyer Warrant, and applicable state securities law).

5.4. Litigation. There are no Legal Proceedings pending, or to Buyer’s Knowledge, Threatened, against Buyer, nor is Buyer subject to any judgment, order or decree of any court or Governmental Authority, in each case that would seek to prevent any of the transactions contemplated by this Agreement, including the issuance to Seller of the Buyer Note and the Buyer Warrant and the issuance of Buyer Common Stock to Seller upon exercise of the Buyer Warrant.

5.5. No Consents. Other than the filing with the FTC and the Antitrust Division of the United States Department of Justice of a premerger notification and report form as required by the HSR Act, other equivalent filings in foreign jurisdictions or as set forth on Schedule 5.5, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

5.6. No Violation. Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 5.5, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby, nor the issuance of the Buyer Note or the issuance of common stock of the Buyer to Seller upon conversion of the Buyer Note will (a) constitute a default under the Organizational Documents of Buyer, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which Buyer is a party, or (c) conflict with or violate any Laws applicable to Buyer or by which any of its properties is bound.

5.7. Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

5.8. Brokers. Except for fees for which Buyer will be solely responsible, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.9. Buyer Warrant, Buyer Note and Buyer Common Stock. Buyer has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of the Buyer Note or the Buyer Warrant and will not violate any such laws upon the issuance of Buyer Common Stock to Seller upon exercise of the Buyer Warrant and such issuance does not require registration under the Securities Act or any applicable state securities laws.

ARTICLE VI

POST-CLOSING COVENANTS

6.1. Tax Covenants.

(a) Post-Closing Actions. Buyer shall not permit the Company to take any action on the Closing Date that could increase any Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for certain Taxes pursuant to this Agreement) and neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit the Company to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company, with respect to any period (or portion thereof) ending on or before the Closing Date, without the prior written permission of Seller, which permission Seller may not unreasonably withhold or delay. An amount equal to all refunds (whether received in the form of cash or applied as a credit to future Taxes or otherwise) with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing Date that relate to the pre-closing period or otherwise) liability for which Seller indemnifies Buyer and the Company pursuant to this Agreement, actually received by Buyer or any of its Affiliates (including the Company) shall be available to Seller as an offset to indemnification payments owed by Seller or the Members pursuant to Section 7.3.

(b) Cooperation and Records Retention. Seller and Buyer shall: (i) each provide the other, and Buyer shall cause the Company to provide Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and Buyer shall cause the Company to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the provisions of this Section 6.1(b).

(c) Tax Contests. Seller shall control, at its expense, the handling, disposition, and settlement of any Tax Contest that relates to Taxes for which indemnification would be owed by Seller to Buyer pursuant to Section 7.3(d). Seller shall not settle, compromise or otherwise dispose of any such Tax Contest if such disposition would adversely affect the Company’s or Buyer’s Liability for any amount against which Seller does not indemnify the Company and Buyer, without the prior written consent of Buyer which consent shall not unreasonably be withheld or delayed. To the extent a Tax Contest affects the liabilities of both Seller and either Buyer or the Company, the handling, disposition and settlement of such a Tax Contest shall be controlled jointly by Seller and Buyer, with expenses thereof to be shared in proportion to the effect of the settlement or outcome of the Tax Contest on the liabilities of Seller and Buyer. To the extent this Section 6.1(c) conflicts with Section 7.5 herein (regarding Indemnification Procedures), this Section 6.1(c) shall govern.

(d) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid when due one half by Buyer and one half by Seller. Each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

(e) Section 83(b) Elections. Buyer agrees that if any employee of the Company or any Company Subsidiary failed to make an election under section 83(b) of the Code with respect to a grant of equity securities of Seller to such Person, Buyer shall cause the Company and/or any applicable Company Subsidiary to make any initial tax filing in a manner consistent with the position that Rev. Proc. 93-27 and Rev. Proc. 2001-43 apply to such grant and no withholding Tax arises upon the vesting of the equity granted.

6.2. General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books and records (including Tax records), agreements, and financial data of any sort relating to the Company and the Company Subsidiaries.

6.3. Litigation Support.

(a) In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Company Subsidiaries, each of the other Parties shall reasonably cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article VII below in which case such expenses shall be payable as provided in Article VII below).

(b) For a period of five (5) years following the Closing, Buyer shall permit Seller and its representatives and advisors (collectively, the “Seller Parties”) to have reasonable access during normal business hours, upon three (3) Business Days prior written notice to Buyer, to the books, records and personnel relating to the business of the Company and the Company Subsidiaries, to the extent that such access may be reasonably required in connection with (i) the preparation of any Seller’s Tax Returns or with any audit thereof, or (ii) any suit, claim, action, proceeding or investigation relating to the operation of the Business of the Company or any Company Subsidiary prior to the Closing.

6.4. Confidentiality; Noncompetition; Nonsolicitation. For purposes of this Section 6.4, the Restricted Parties shall be Parties to this Agreement.

(a) Confidentiality. Seller, Whitney and the Members shall not, directly or indirectly, disclose or use at any time (and shall cause their respective Affiliates to not use or disclose) any Confidential Information (as defined below) (whether or not such information is or was developed by Seller, Whitney or any of the Members), except to the extent that such disclosure or use is directly related to and required by the performance of Seller’s duties to Buyer or as required by Law or as otherwise provided hereunder. Seller, Whitney and the Members further agree to take commercially reasonable steps, to the extent within their control to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller, Whitney and the Members are required by Law to disclose any Confidential Information, Seller, Whitney or any of the Members shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer’s reasonable requests to preserve the confidentiality of such information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the Business or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Business and, in each case, to the extent the Company or any Company Subsidiary obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Business’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information will not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Seller, Whitney or the Members; (B) is thereafter disclosed or furnished to Seller or the Members by a third party who is not known by Seller, Whitney or the Members to have acquired the information under an obligation of confidentiality; (C) is independently developed by Seller, Whitney or the Members without the use of or reference to Confidential Information after the Closing Date; or (D) is disclosed by Seller, Whitney or the Members (subject to compliance with the applicable provisions of this subsection (a)) under compulsion of applicable Law.

(b) Each of Seller, Whitney, and the Members acknowledges that it is familiar with the trade secrets related to the Business and with other Confidential Information concerning the Business, including all (i) inventions, technology and research and development related to the Business, (ii) customers and clients and customer and client lists related to the Business, (iii) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (iv) accounting and business methods and practices related to the Business and (v) similar and related confidential information and trade secrets related to the Business. Each of Seller, Whitney and the Members acknowledges and agrees that the Business would be irreparably damaged if any of Seller, Whitney or the Members were to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by any of Seller, Whitney or the Members would result in a significant loss of goodwill by the Business.

(c) In further consideration for the payment of consideration directly to Seller under this Agreement, and in order to protect the value of the Business acquired by Buyer hereunder (including the goodwill inherent in the Business as of the date hereof), each Restricted Party (as defined in Article VIII) hereby agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), such Restricted Party shall not have any Affiliation (as defined in Article VIII) with any entity, enterprise or other Person (other than Seller) having any location in any country in which the Business currently operates which entity, enterprise or other Person primarily engages in, or engages in the management or operation of any Person that primarily engages in any business that competes with the Business; provided that nothing contained herein shall be construed to prohibit any Restricted Party from purchasing up to an aggregate of 5% of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis).

(d) During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Non-Solicitation Period”), none of the Restricted Parties shall directly or indirectly, either individually or acting in concert with another Person or Persons:

(i) request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business;

(ii) solicit for employment or retention or hire, employ or retain any person who is an employee of the Business during the Non-Solicitation Period (provided that following the first (1st) anniversary of the Closing Date, any Restricted Party and their respective Affiliates shall be entitled to hire, employ or retain any such Person so long as such Restricted Party did not directly or indirectly solicit such Person, other than through general advertisements not intended specifically directed at such person (for the avoidance of doubt, the Restricted Parties shall not be deemed to have violated this provision by hiring, employing or retaining any Person who contacts a Restricted Party on an unsolicited basis following the first (1st) anniversary of the Closing Date);

(iii) influence or attempt to influence any Person who is an employee of the Business during the Non-Solicitation Period to terminate his or her employment with Buyer (For purpose of clarity, if any Restricted Party exercises its right to hire in accordance with the terms of the proviso set forth in subsection (ii) above, such action shall not be deemed to be a violation of this subsection (iii)); or

(iv) make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business or their respective Affiliates or employees; provided that Buyer agrees that it shall not and it shall prohibit its Subsidiaries from making any negative, derogatory or disparaging statements or communication regarding any Restricted Party.

(e) Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Agreement is found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation by any Restricted Party of any of the provisions of this Agreement, the Non-Compete Period or Non-Solicitation Period, as the case may be, will be tolled for so long as such Restricted Party was in violation of such provision. Each Restricted Party agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect Buyer’s interest in and the value of the Business.

(f) Each Restricted Party acknowledges and agrees that in the event of a breach by any Restricted Party of any of the provisions of this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

6.5. Buyer Note. The Buyer Note will be imprinted with a legend substantially in the following form:

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS SUBORDINATED NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE RIGHT OF THE HOLDER OF THIS SUBORDINATED NOTE TO RECEIVE ANY AND ALL PAYMENTS HEREUNDER IS SUBJECT AND SUBORDINATED IN RIGHT OF PAYMENT TO THE COMPANY’S SENIOR DEBT TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 3 OF THIS SUBORDINATED NOTE.

6.6. Buyer Warrant. Each Buyer Warrant will be imprinted with a legend substantially in the following form:

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

6.7. Investment in Buyer Warrant.

(a) Seller will sell the Buyer Common Stock held by it upon exercise of the Buyer Warrant in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. Seller will not make any sale, transfer or other disposition of the Buyer Warrant or the Buyer Common Stock held by it upon exercise of the Buyer Warrant in violation of federal or state securities laws.

(b) Prior to the exercise of the Buyer Warrant, neither the Seller nor any Member shall engage in any short sales, collars, hedges, sale of call options, purchase of put options or similar transactions with respect to the Equity Securities of Buyer.

6.8. Directors’ & Officers’ Insurance. For a period of not less than six (6) years after the Closing Date, Buyer shall, to the extent permitted by Law, not be permitted to amend, alter, modify, or terminate any provisions in the Company’s or any Company Subsidiary’s Organizational Documents in a manner which would remove, limit or impair the provisions providing for the indemnification and exculpation of directors and officers contained therein. Buyer hereby unconditionally guaranties the obligations of the Company and the Company Subsidiaries to so indemnify the directors and officers of the Company and the Company Subsidiaries (including Persons who were the directors and officers of the Company and the Company Subsidiaries prior to the date hereof) in accordance with the Company’s and the Company Subsidiaries’ Organizational Documents as in effect on the date hereof.

6.9. Employee Benefits Matters. For at least six (6) months following the Closing Date, Buyer shall or shall cause the Company and the Company Subsidiaries to (a) either (i) continue to maintain benefit plans that are substantially similar in all material respects to the Plans as in effect as of the Closing Date or (ii) provide all benefit plans that are provided to similarly situated employees of Buyer and (b) maintain the base salary levels and base hourly rate levels and bonus opportunities as in effect, in each case, as of the Closing Date for all employees of the Company and the Company Subsidiaries (provided such employees remain employed by the Company or the Company Subsidiaries). The Buyer shall have sole responsibility for all obligations arising under COBRA for all “M & A qualified beneficiaries” as defined under Treasury Regulation Section 54.4980B-9. Nothing herein shall be construed to limit the ability of Buyer to terminate the employment of any employee at any time for any or no reason.

6.10. Excise Tax Claim. In respect of the Excise Tax Claim, the following provisions shall apply (to the exclusion of any other provisions contained in this Agreement):

(a) Seller shall control the handling, disposition and settlement of the Excise Tax Claim; provided that without the prior written consent of the Buyer, the Seller shall not enter into any settlement of the Excise Tax Claim or cease to defend against such claim, unless (i) there is no finding or admission of any violation of Legal Requirements, and (ii) the sole relief provided is monetary damages; and (iii) none of Buyer, the Company or the Company Subsidiaries will have any liability or future additional expense above that required by Section 4161 of the Code or any similar provision with respect to any compromise or settlement of the Excise Tax Claim.

(b) Buyer shall be responsible for, and to the extent paid by Seller or any Member, shall promptly reimburse Seller by wire transfer of immediately available funds in respect of, the first $500,000 of documented Loss incurred after the Closing in respect of the Excise Tax Claim;

(c) Seller shall be responsible for, and to the extent paid by Buyer, the Company or any of the Company Subsidiaries, shall promptly reimburse Buyer by wire transfer of immediately available funds in respect of, any additional documented Loss in excess of the first $500,000 incurred after the Closing in respect of the Excise Tax Claim.

6.11. Bonus Amount. Pure Fishing, Inc. shall pay (and the Buyer and the Company shall cause Pure Fishing, Inc. to pay) the Bonus Amount in the amounts and to the individual listed on Schedule 1.2 promptly following and conditioned upon receipt from such individual of the executed version of the Release immediately following the expiration of the revocation period set forth in the Releases.

ARTICLE VII

INDEMNIFICATION

7.1. Survival of the Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. Notwithstanding the participation of any Party in the Closing, the representations, warranties and covenants will survive the Closing in accordance with the following: the representations and warranties of Seller and the Company contained in, or arising out of, this Agreement shall survive the Closing hereunder until April 6, 2008; provided, however, that (A) the representation and warranty in Section 3.10(a) (Taxes) shall survive until the earlier of (i) the sixth (6th) anniversary of the date hereof and (ii) sixty (60) days following the expiration of the applicable statute of limitations, (B) the representation and warranty in Section 3.19 (Environmental Compliance and Conditions) shall survive until the third (3rd) anniversary of the date hereof, (C) the representation and warranty in Section 3.29 shall survive for one hundred twenty (120) days after the Closing Date and (D) the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Organizational Documents), Section 3.4 (Capitalization), Section 4.1 (Authorization; Enforceability) and Section 4.2 (Title to Shares) shall survive indefinitely. Those Sections referenced in (B), (C) and (D) hereof shall be collectively referred to herein as the “Fundamental Representations”. All Post-Closing Covenants of Seller and the Company will survive the Closing in accordance with their terms.

7.2. Survival of Buyer’s Representations and Warranties; Time Limits on Indemnification Obligations. All of the representations and warranties of Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder until April 6, 2008; provided, however, that the representations and warranties in Section 5.1 (Organization and Qualification) and Section 5.2 (Authorization; Enforceability) shall survive indefinitely. All Post-Closing Covenants of Buyer will survive the Closing in accordance with their terms.

7.3. Indemnification by Seller and the Members Relating to the Company and Seller. From and after the Closing, Seller shall, and the Members shall, severally, in the proportions set forth on Exhibit 7.3, and not jointly, in accordance with, and subject to the terms, conditions and limitations set forth in this Article VII, indemnify, defend and save Buyer and its officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”) harmless from and against any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter, a “Loss” or the “Losses”) sustained or incurred by any Buyer Indemnified Party resulting from:

(a) any breach of a representation or warranty made by the Company in Article III or Seller in Article IV of this Agreement (in each case disregarding, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty other than the representations and warranties set forth in Section 3.8(c) and Section 3.9); provided, however, that such Buyer Indemnified Party shall have asserted its claim for indemnification in writing prior to the expiration of any applicable survival period specified in Section 7.1;

(b) any withholding Taxes payable as a result of the vesting of any Equity Securities of Seller in the hands of any current or former employee of the Company or any Company Subsidiary;

(c) any breach of a Post-Closing Covenant made by Seller in this Agreement; or

(d) liability for any Pre-January 1, 2006 Taxes.

provided that no indemnification payment shall be made to the Buyer Indemnified Parties by Seller and/or Members under Sections 7.3(a) until the amounts that the Buyer Indemnified Party would otherwise be entitled to receive under this Agreement aggregate at least $2,000,000 (“Indemnification Threshold”), it being understood and agreed that at such time as Losses exceed the Indemnification Threshold, Seller and Members shall be obligated to indemnify the Buyer Indemnified Parties for the entire amount of such Losses without regard to the Indemnification Threshold; and provided further that Seller and Members shall not have any aggregate liability under Section 7.3(a) in excess of $60,000,000 (the “Cap”). Notwithstanding the foregoing, neither the Indemnification Threshold nor the Cap shall apply to (i) any claim for breach of Fundamental Representations (other than the representation and warranty set forth in Section 3.29), (ii) any claim for Losses resulting from any Pre-January 1, 2006 Taxes or (iii) any claim resulting from a breach of the representation and warranty set forth in Section 3.29(a) if such breach relates to Indebtedness for borrowed money. All indemnification payments under this Section 7.3 shall be deemed adjustments to the Purchase Price set forth in Section 1.2 above. Notwithstanding the foregoing, any payment owed pursuant to Section 7.3 shall be reduced as provided in Section 6.1(a). Nothing in this Agreement (including this Section 7.3) shall limit or restrict any of the Buyer Indemnified Parties’ rights to maintain or recover any amounts at any time in connection with any action or claim based upon fraud or deceit made by Seller or any Affiliate of Seller.

7.4. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and save Seller and the Members (“Seller Indemnified Party”) harmless from and against any and all Losses sustained or incurred by Seller Indemnified Party resulting from:

(a) any breach of a representation or warranty made by Buyer in Article V (in each case disregarding, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty); provided, however, that the Seller Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details promptly upon discovering any such breach, and in any event, before the expiration of any applicable survival period specified in Section 7.2; or

(b) any breach of a Post-Closing Covenant made by Buyer, the Company or any Company Subsidiary in this Agreement.

7.5. Indemnification Procedures.

(a) Third Party Claims. Subject to Section 6.3(a), in the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such claim, to such Indemnifying Party within ten (10) days after learning of such claim (but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice). The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such claim, to conduct, at its expense, and with counsel reasonably satisfactory to the Indemnified Party, the defense against such claim in its own name, or if necessary in the name of the Indemnified Party unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim. In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim or cease to defend against such claim, unless (i) there is no finding or admission of any violation of Legal Requirements, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (c) the Indemnifying Party will have no liability or future additional expense with respect to any compromise or settlement of such claims effected without its consent.

Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party and at its own expense, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

7.6. Payment of Claims. With regard to any and all claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) Business Days prior to the date that the judgment creditor has the right to execute the judgment, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party or (iii) a settlement of the claim. The earliest to occur of clauses (i), (ii) or (iii) above is referred to herein as a “Final Determination”. All indemnification amounts shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party following Final Determination; provided that Seller (or any Member to the extent that such Member has been transferred a portion of the Buyer Note but only with respect to the portion of the Buyer Note held by such Member or its Affiliates) may elect to pay all or a portion of any Loss by (i) reducing the amount of any accrued and unpaid interest on the Buyer Note, if any, and then by (ii) reducing the principal amount of the Buyer Note (or in the case of any election by a Member, the principal amount of the Buyer Note held by such Member and its Affiliates) such that the aggregate amount of such reductions equals the amount of all or a portion of the Loss owed by Seller (or, in the case of an election by a member with respect to a Buyer Note held by it, owed by such Member or its Affiliates) to Buyer. Any remaining amount owed by Seller or the Members will thereafter be paid by Seller or such Members, on a several basis, by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Parties.

7.7. Certain Limitations.

(a) Buyer shall use its commercially reasonable efforts to recover insurance proceeds that may be available to it or its Affiliates as a result of the matter giving rise to any indemnification claim of Buyer; provided that such efforts shall not be a condition precedent to the ability of Buyer to seek indemnification hereunder and provided further that Buyer shall have no obligation to contest or otherwise enter into any Proceeding. If Buyer or any Affiliate receives any insurance proceeds or third party recovery as a result of the matter giving rise to any indemnification claim of Buyer prior to the date upon which Seller is given notice of such claim, then Seller’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds or third party recovery actually received by Buyer or any Affiliate. If Buyer or any Affiliate receives any insurance proceeds or third party recovery as a result of the matter giving rise to any indemnification claim of Buyer or any Affiliate against Seller after Seller has paid such indemnification claim to Buyer or any Affiliate, then such Buyer or such Affiliate shall promptly turn over any such insurance proceeds received to Seller to the extent of the payments made by Seller to Buyer or any Affiliate on the claim.

(b) Notwithstanding anything contained in this Agreement to the contrary, Losses as used herein shall not include and in no event shall any Indemnifying Party be liable to any Indemnified Party for, any consequential and punitive damages or any penalties or punitive fees.

ARTICLE VIII

DEFINITIONS

As used in this Agreement,

“Additional Purchase Price Payments” has the meaning set forth in Section 2.2.

“Affiliate” shall mean, with respect to any Person (including Buyer for purposes of Section 2.2, Annex I, and the definitions referenced in those provisions) any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that with respect to the Buyer “Affiliate” shall mean Buyer’s direct and indirect subsidiaries other than with respect to the provisions specifically set forth above. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms and phrases “controlled” and “controlling” have meanings correlative thereto.

“Affiliation” shall mean any direct or indirect interest in such entity, enterprise or other Person, whether as an officer, director, employee, investor, partner, shareholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Arbitrating Accountant” means the New York, New York office of PriceWaterhouse Coopers.

“Bedell” shall mean Thomas W. Bedell.

“Bedell Employment Agreement” means the Employment Agreement, dated as of June 18, 2003, between Pure Fishing, Inc. and Bedell.

“Bonus Amount” has the meaning set forth in Section 1.2.

“Books and Records” shall mean the books and records of the Company and the Company Subsidiaries, including financial, operations and sales books and other records that are kept and maintained by the Company and the Company Subsidiaries in the Ordinary Course of Business.

“Business” shall mean the business of the Company and the Company Subsidiaries as engaged in on the date hereof including but not limited to the design, manufacturing, sourcing or wholesale selling of (a) fishing tackle, defined to include line, bait, rods, reels and (b) related fishing accessories.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business EBITDA” shall mean the Net Income of the Business, plus the amount which, in the determination of Net Income for each period, has been deducted for (i) interest expense for such period, (ii) total federal, state, foreign and other taxes included on the income tax line of the financial statements for such period, (iii) depreciation and amortization expense for such period and (iv) Excluded Items, less Excluded Income which, in the determination of Net Income of the Business for each period, has been included. Notwithstanding anything to the contrary herein, Business EBITDA shall exclude the effects of the following items (A) any revenue, income or expense of any business, division or product line owned directly or indirectly by Buyer as of the day before the Closing Date and consolidated into or with the Company or any Company Subsidiary following the Closing Date; (B) any extraordinary gain or loss; (C) any gain, loss, income or expense (in the year of the change as well as all future years) resulting from (1) a change in the Company’s or any Company Subsidiary’s accounting methods, principles or practices in place as of the Closing Date even if such change is allowed by GAAP or (2) a change in GAAP; and (D) any reserves or adjustments that are not consistent with the past practice of the Company and the Company Subsidiaries as long as such reserves or adjustments are not otherwise required by GAAP.

“Business EBITDA Benchmarks” has the meaning set forth in Section 2.2.

“Business EBITDA Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 2.2, which shall, if made, constitute additional consideration for the Shares.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Buyer Group” has the meaning set forth in Section 2.2(e).

“Buyer Indemnified Party” has the meaning set forth in Section 7.3.

“Buyer Note” has the meaning set forth in Section 2.1(b).

“Buyer Sales” has the meaning set forth in the definition to “Net Income”.

“Buyer Warrant” has the meaning set forth in Section 2.1(b).

“Cap” has the meaning set forth in Section 7.3.

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Change of Control” means the occurrence of any of the following:

(i) Buyer shall transfer or otherwise dispose (including by repurchase), in any transaction or series of transactions, of equity securities of the Company or any Company Subsidiaries such that following such transaction or series of transactions, the Buyer shall fail to hold, directly or indirectly, (A) equity securities of the Company and the Company Subsidiaries entitling the Buyer to elect a majority of the members of the board of directors (or similar governing bodies) of such entities, or (B) at least fifty percent (50%) of the voting equity securities of the Company or the Company Subsidiaries (including by reason of any amalgamation, merger, consolidation, recapitalization, stock sale, reorganization, recapitalization, spin-off or other business combination); provided, that any such transaction or series of transactions shall not constitute a Change of Control unless either (A) the assets held by the entity or entities that issued the transferred or disposed equity or voting securities in the transaction or series of transactions constitute more than thirty-five percent (35%) of the consolidated assets of the Company and its Subsidiaries on the date hereof or (B) the entity or entities that issued the transferred or disposed equity or voting securities in the transaction or series of transactions generate more than thirty-five 35% of the aggregate amount of the consolidated revenue of the Company and its Subsidiaries as of the date hereof;

(ii) the consummation of a stock purchase or other business combination (including any amalgamation, merger, consolidation, recapitalization, stock sale, reorganization, recapitalization, spin-off or other business combination) with another Person or Persons whereby, in any transaction or series of transactions, such other Person or Persons acquire directly and not through the acquisition of the Buyer or any of its other Subsidiaries (A) more than fifty percent (50%) of the outstanding equity securities of the Company or (B) more than fifty percent (50%) of the outstanding equity securities of the Company or the Company Subsidiaries which equity securities so transferred or disposed represent direct or indirect ownership of either (i) more than thirty-five percent (35%) of the consolidated assets of the Company and its Subsidiaries on the date hereof or (ii) more than (35%) of the aggregate amount of the consolidated revenue of the Company and its Subsidiaries as of the date hereof ; provided, that a spin-off in which the consolidated revenue of the Company and its Subsidiaries does not constitute more than twenty five percent (25%) of the aggregate amount of the consolidated revenue generated as a result of the operation of the businesses and assets that were spun-off by the Buyer shall not constitute a Change of Control if at least two of Messrs. Martin Franklin, Ian Ashken and Gary Kiedaisch remain on the board of directors (or similar governing bodies) of the new entity that holds such businesses and assets so spun-off through the expiration of the Earn-Out Period (as defined in the Purchase Agreement);

(iii) a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, or

(iv) any dissolution or liquidation of the Company or its Subsidiaries.

Notwithstanding anything to the contrary above, the events described in subsections (iii) and (iv) above shall not be deemed to be a Change of Control unless (A) Business EBITDA for the trailing twelve month period ending as of the date of such amount is an amount in excess of $50,000,000 or (B) the gross sale proceeds of such event are in excess of $400,000,000, in each case if such sale, dissolution or liquidation occurs in the context of a bankruptcy reorganization or order for relief, in each case under the Federal Bankruptcy Code.

“COBRA” has the meaning set forth in Section 3.20(g).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

The “Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.14.

“Company Subsidiary” or “Company Subsidiaries” shall mean each of those entities set forth on, or required to be set forth on, Schedule 3.5 of the Disclosure Schedule.

“Confidential Information” has the meaning set forth in Section 6.4(a).

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization.

“Contract” shall mean, with respect to a Person, any oral or written legally binding contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, note, guaranty, instrument, lease, sublease or understanding, including any and all legally binding amendments, supplements, and modifications (whether oral or written) thereto.

“Default Event” shall mean an event of default under the Buyer Note.

“Defense Notice” has the meaning set forth in Section 7.5.

“Earn-Out Period” shall mean the period beginning on January 1, 2007 and ending December 31, 2010.

“Earn-Out Review Period” has the meaning set forth in Section 2.2(b).

“Earn-Out Statement” has the meaning set forth in Section 2.2(b).

“Election Notice” has the meaning set forth in Section 2.2(g).

“Environmental Laws” shall mean all Laws concerning the protection public health and safety or worker health and safety from environmental hazards or Hazardous Materials, pollution, or protection of the natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.19(a)(i).

“Equity Securities” of a Person means, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of stock or units, recapitalization, exchange, merger, consolidation or other reorganization.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax Claims” means any claims relating to Pure Fishing Inc.’s and the Company Subsidiaries’ excise tax liability under Section 4161 of the Code or similar provision related to the excise tax review currently being conducted by the IRS for any period prior to the Closing Date, including any interest or penalties relating thereto. For the avoidance of doubt the term “Excise Tax Claims” shall not include any liability for any taxable period (or portion of a taxable period) that begins after the Closing Date.

“Excluded Acquisition” has the meaning set forth in Section 2.2(g).

“Excluded Income” shall mean (i) nonrecurring income earned, but only to the extent such income does not result from sales to customers or arise in the ordinary course of operation of the business, and (ii) non-recurring income or expense relating to adjustments to the allocation to goodwill required as a result of GAAP purchase accounting, in each case which otherwise would not have been included in Business EBITDA for the period in question.

“Excluded Items” means to the extent included in the Net Income of the Business (i) Buyer’s and any of its Affiliates’ overhead and administrative expenses, other than those directly related to the Company and the Company Subsidiaries and then only to the extent they have incrementally increased Buyer’s or its Affiliates’ overhead and administrative expenses; (ii) nonrecurring business expenses incurred outside of the Ordinary Course of Business; (iii) legal, accounting, investment banking, sale bonuses, and other expenses incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated hereby, including as a result of the termination of any Indebtedness and any filing fees paid under the HSR Act and other United States or foreign governmental filings required by Law; (iv) any compensation expenses relating to the issuance, conversion, exercise, cancellation and payments with respect to options or stock; (v) costs (including all travel expenses) incurred by the Company and the Company Subsidiaries in working with Buyer’s and any of its Subsidiaries’ corporate office on matters not directly related to the Business or as a result of the use of a corporate/private plane instead of a commercial flight; (vi) any expenses resulting from the sale and leaseback or other financing of fixed assets owned as of the Closing Date by the Company and Company Subsidiaries and any required payments of rent under any such Leases; (vii) extraordinary items as determined in accordance with GAAP; (viii) all costs and expenses associated with the transactions contemplated by this Agreement or the raising of capital, in each case incurred prior to the closing of such acquisition or raising of capital; (ix) any fees and expenses prior to the Closing Date paid to Whitney during calendar year 2007; (x) any Loss for which Seller or the Members have indemnified Buyer, (xi) the amount of any bonuses paid by the Company or any Company Subsidiary following the Closing that are in excess of the bonus amounts set forth in the annual operating budget except in the event that the annual operating budget is exceeded, the pre-specified cash compensation earned under the annual cash incentive compensation programs; (xii) any costs and expenses incurred in connection with the search for and recruitment of, or relocation of, the chief executive officer, president or other similar presiding officer of the Company and the Company Subsidiaries; (xiii) any payments or the costs of any benefits or other incentives provided to Bedell in excess of what he is entitled to under the Bedell Employment Agreement; (xiv) any costs and expenses associated with the termination of any employees of the Company or the Company Subsidiaries whose termination arose as a result of the transactions contemplated hereby following the Closing; (xv) any costs that are allocated to the Company’s or any Company Subsidiary’s business that were in excess of the actual cost incurred by Buyer or its Affiliates or that do not directly relate to the Company or any Company Subsidiaries; (xvi) any management fees paid to Buyer or any Affiliate of Buyer by the Company or any Company Subsidiary; (xvii) any and all expenses directly or indirectly incurred in connection with financing the Company or any Company Subsidiary or refinancing any indebtedness of the Company or any Company Subsidiary; (xviii) any consulting fees or expenses (A) in any amount for the fiscal year ending December 31, 2007, not included in the annual operating budget, and (B) in an amount in excess of $150,000 in excess of the amount budgeted therefor in fiscal year 2007 for any fiscal year thereafter; (xix) costs and expenses related to (A) the shut down of any facility owned or operated by Outdoor Technologies Sweden AB or its Subsidiaries (including any amount owed to any Persons upon such shut down whether as a result of current or former employment, consultant or director status, under any benefit plans or otherwise (and including the foreign equivalent of such items)) or (B) any reorganization of Outdoor Technologies Sweden AB or its Subsidiaries; (xx) the amount of any cost, expenses or fees incurred by the Company or any Company Subsidiary for any inter-company services provided to Buyer or any of its Affiliates that are not paid by Buyer or such Affiliate, which costs, expenses or fees shall be measured at actual cost.

“Final Determination” has the meaning set forth in Section 7.6.

“FTC” has the meaning set forth in Section 3.7.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” shall mean those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” shall mean the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof having jurisdiction over any of the Company, a Company Subsidiary, Seller, Buyer or the transactions contemplated by this Agreement, as applicable.

“Governmental Consents” has the meaning set forth in Section 3.7.

“Guaranty” or “Guaranties” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Materials” shall mean any substance, material, mixture or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning and effect, including petroleum, asbestos, polychlorinated biphenyls, noise, or radiation.

“HIPAA” has the meaning set forth in Section 3.20(f).

“HSR Act” shall mean collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder).

“Indebtedness” means, with respect to any Person, the sum of the following without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current Liabilities, accrued expenses and trade accounts payable); (iv) all indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention Contracts), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (v) all Capital Leases; (vi) all liabilities under any swap, future or option agreement or other similar contracts, instruments or derivatives designed to protect the Company or any Company Subsidiary against fluctuations in interest rates, foreign exchange or other capital market risks; (vii) all Taxes, fees, penalties and other payments, including breakage fees, prepayment fees and change-of-control fees, payable with respect to indebtedness described in the foregoing clauses (i) through (vi) as a result of or in connection with this Agreement; (viii) all interest, fees, Taxes and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii); (ix) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; and (x) all Guaranties of such Person in connection with any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5

“Indemnification Threshold” has the meaning set forth in Section 7.3.

“Indicated Subsidiaries” means ABU Garcia Pty Limited, Pure Fishing Japan Co., Ltd., Outdoor Technologies (Canada) Inc., and Pure Fishing Europe SAS.

“Intellectual Property” means all patents, registered trademarks and registered copyrights, patent applications, applications to register trademarks and copyrights, Internet domain name registrations, logos and trade names or corporate names, software, and trade secrets.

“IP License” has the meaning set forth in Section 3.14.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Bedell, Brian Sudbrink and Paul Vigano without special investigation and (b) with respect to Seller, any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Paul Vigano without special investigation.

“Law” shall mean each provision of any federal, state or local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority enacted on or prior the Closing Date and as in effect on the Closing Date.

“Lease” means any and all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of Company Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or any of Company Subsidiaries thereunder.

“Leased Real Property” means all leasehold or subleasehold estates, licenses and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of Company Subsidiaries, together with, if and to the extent applicable, all Leased Real Property Subleases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property Sublease” means any and all subleases, licenses, or other agreements pursuant to which the Company or any Company Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, the Leased Real Property or any portion thereof.

“Legal Proceedings” has the meaning set forth in Section 3.16.

“Letter of Intent” means that certain letter of intent dated as of February 8, 2007, by and between J.H. Whitney & Co. and Buyer.

“Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses and Permits” shall mean any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority or private accrediting agency related to the Business.

“Lien” shall mean any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities Laws. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.

“Loss” or the “Losses” has the meaning set forth in Section 7.3.

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Company and the Company Subsidiaries, taken as a whole; excluding, however, in each case, any event, change, condition, development, circumstance, effect, factor or occurrence resulting from or arising out of or in connection with: (i) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (ii) announcement of this transaction; (iii) loss of any customer, supplier or business relationship due to the identity of Buyer or any of its Affiliates; and (iv) changes in conditions generally applicable to businesses in the industries in which the Company and the Company Subsidiaries operate, including, (A) changes in laws, regulations, rules, ordinances, mandates or other requirements of any Governmental Authority binding upon such businesses or industries or (B) changes in GAAP or its application, in either case to the extent they do not disproportionately effect the Company and the Company Subsidiaries, taken as a whole.

“Material Contract” has the meaning set forth in Section 3.13.

“Material Licenses and Permits” has the meaning set forth in Section 3.18(a).

“Members” has the meaning set forth in the preamble.

“Negotiation Period” has the meaning set forth in Section 2.2(b).

“Net Income” shall mean, for any period, net income as determined in accordance with GAAP; provided that the extent that Buyer or any Affiliate of Buyer elects to make sales in the future of products of the type which the Company or any Company Subsidiary is selling as of the Closing Date (“Buyer Sales”), then any gross profit earned on such Buyer Sales shall be included in the calculation of Net Income for purposes of determining the Additional Purchase Price Payments unless such Buyer Sales are from (i) an Excluded Acquisition or (ii) a line of products currently sold by Buyer and its Subsidiaries as of the date hereof.

“Non-Voting Common” has the meaning set forth in the Recitals.

“Notice of Disagreement Regarding Additional Purchase Price Payments” has the meaning set forth in Section 2.2(b).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” shall mean: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity (and for purposes of the Swedish Sub shall include the share register and share certificates of such entity); and (c) any amendment to any of the foregoing.

“Other Agreements” shall mean each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including the Buyer Note, the Buyer Warrant and the documents and agreements to be delivered by the Parties pursuant to Article IX hereof.

“Outstanding Revolving Indebtedness Amount” shall mean all aggregate amounts, including principal, interest and expenses, owing under the revolving credit facility available pursuant to Section 2.1 of the Senior Credit Agreement and any other amounts owing under the Senior Credit Agreement other than the Outstanding Senior Indebtedness Amount.

“Outstanding Senior Indebtedness Amount” shall mean $183,568,000.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon or attached thereto, and, if and to the extent applicable, all Owned Real Property Leases.

“Owned Real Property Lease” means all leases, licenses, or other agreements (written or oral) pursuant to which the Company or any Significant Company Subsidiary conveys or grants to any Person a leasehold estate in, or the right to use or occupy, the Owned Real Property or any portion thereof.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Liens” means only the following: (a) Taxes that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) any and all common carrier liens, warehousemen’s liens and other similar liens and liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each instance, only to the extent incurred in the Ordinary Course of Business and (c) liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Plan” shall have the meaning set forth in Section 3.22(a).

“Post-Closing Covenants” shall mean any covenants, promises, commitments or other obligations (or any portion thereof) made or undertaken by any party, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Pre-January 1, 2006 Taxes” means any Taxes attributable to taxable periods ending on or before December 31, 2005 other than Excise Tax Claims.

“Proceeding” shall mean any claim, suit, litigation, arbitration, hearing, audit, charge, investigation or other action (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Receipt Date” has the meaning set forth in Section 2.2(b).

“Real Property” has the meaning set forth in Section 3.13.

“Real Property Permitted Liens” means only the following: (a) Taxes that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and other statutory liens for labor, materials, or supplies furnished to the Real Property or any portion thereof that are incurred in the Ordinary Course of Business with respect to obligations that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning laws, regulations, ordinances, building codes and other land use laws regulating the use or occupancy of any portion of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such portion of Real Property, provided that the current use and occupancy of such portion of the Real Property affected thereby and the operation of the Business as currently conducted thereon, is permitted by such applicable codes, laws, regulations and ordinances and are not in violation thereof; (d) the Owned Real Property Leases, if any and (e) easements, covenants, conditions, use restrictions and similar encumbrances recorded against the Real Property or any portion thereof or that would be described on a properly obtained property survey, provided that the foregoing do not and would not, individually or in the aggregate, give rise to a Material Adverse Effect.

“Related Business” shall mean any business opportunity that is reasonably related to the operation of the Business.

“Related Business Notice” has the meaning set forth in Section 2.2(f).

“Releases” means each of the Agreement and Release of Claims, to be executed in connection with this Agreement, by and between Pure Fishing, Inc. and each of Lezlie Boetel, Timothy A. Conrad, John Doerr, Nathan Hansen, Tom MacLeod, Keith Mason, Dennis Stulc, Brian Sudbrink, Alistair Thorburn, John Weiss.

“Restricted Party” shall mean Seller, Whitney, the Whitney Group and the Members.

“Review Period” has the meaning set forth in Section 2.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 7.4.

“Seller Parties” has the meaning set forth in Section 6.3(b).

“Senior Credit Agreement” means that certain Credit Agreement dated March 23, 2004, as amended by and between Wachovia Bank, N.A., as administrative agent, Pure Fishing, Inc., as borrower, the Company, as guarantor and such other parties as may be party to the agreement from time to time.

“Shares” has the meaning set forth in the Recitals.

“Significant Company Subsidiary” means the Swedish Sub and the domestic Company Subsidiaries.

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Swedish Sub” means Outdoor Technologies Sweden AB, Abu Garcia AB and Abu AB.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto; (ii) any amounts described in clause (i) for which the relevant Person is liable pursuant to any law, statute or regulation that imposes joint or several liability for such amounts on members of an affiliated, contained, consolidated or unitary group of entities, and (iii) any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for amounts described in clauses (i) or (ii) above.

“Tax Contests” means any inquiry, return, dispute, claim, investigation, examination or proceeding by any Taxing Authority with respect to any Taxes due.

“Taxing Authority” shall mean any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Tax Returns” shall mean returns, reports and forms and any schedules relating thereto, required to be filed with any Taxing Authority.

“Third Party Claim” has the meaning set forth in Section 7.5.

“Third Party Consents” has the meaning set forth in Section 3.6.

“Threatened” shall mean that a claim, proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice of commencement of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator has been given in writing.

“Transfer Period” has the meaning set forth in Section 2.2(g).

“Undisputed Amount” has the meaning set forth in Section 2.2(c).

“Voting Common” has the meaning set forth in the Recitals.

“Whitney” shall mean Whitney V, L.P., a Delaware limited partnership, and Whitney-PF Holdings, LLC, a Delaware limited liability company.

“Whitney Group” shall mean Whitney and certain of their Affiliates listed on the signature pages hereto.

ARTICLE IX

MISCELLANEOUS

9.1. Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission, or (c) delivered by Federal Express or other reputable express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

(a) If to Seller or the Company (prior to the Closing):

Pure Fishing Holdings, LLC

1900 18th Street

Spirit Lake, Iowa 51360

Attention: Thomas W. Bedell

Facsimile: (712) 336-8523

with copies to:

J.H. Whitney & Co.

130 Main Street

New Canaan, Connecticut 06840

Attention: Paul R. Vigano

Facsimile: (203) 716-6101

and

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, New York 10022

Attention: Frederick Tanne, P.C., Esq.

         Heidi C. Bioski, Esq.

Facsimile: (212) 446-4900

(b) If to Buyer:

Jarden Corporation

555 Theodore Fremd Avenue

Suite B-302

Rye, New York 10580

Attention: Martin E. Franklin

Tel: (914) 967-9400

Fax: (914) 967-9405

with a copy to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, Illinois 60602

Attention: Gary R. Silverman, Esq.

Fax: (312) 583-2200

(c) If to any Member other than Whitney, to the address listed on the signature pages hereto for such Member.

Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one business day following the delivery by facsimile or by express overnight delivery service, or (z) four days after the date of mailing if sent by certified or registered mail.

9.2. Severability. The unenforceability or invalidity of any term or provision of this Agreement in any situation in any jurisdiction shall not affect the enforceability or validity of the remaining terms and provisions or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.3. Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by Buyer without the prior written consent of Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder (A) to one or more of its Affiliates, (B) as collateral to one or more of its financing sources and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); provided further that Buyer may not assign any its obligations with respect to the Buyer Note and the Buyer Warrant.

9.4. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.5. Expenses. Except as otherwise expressly set forth herein, each of Seller, on behalf of itself, and the Members, the Company and the Company Subsidiaries, on the one hand, and Buyer, on the other hand, shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby; provided that Buyer shall be responsible for the payment of all restructuring fees and expenses incurred by Seller at the request of Buyer in connection with the acquisition of any foreign Company Subsidiary. Buyer and Seller shall split equally the payment of all filing fees and expenses attendant to the premerger notification and report form to be filed by the Company with the FTC and the Antitrust Division of the United States Department of Justice, as required by the HSR Act, in connection with the transactions contemplated by this Agreement.

9.6. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

9.7. Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.8. Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, including the Letter of Intent. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

9.9. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties, any rights or remedies under or by reason of this Agreement.

9.10. Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any Schedule shall be deemed to refer to this entire Agreement, including all Schedules.

9.11. Interpretive Matters. Unless the context otherwise requires, (a) all references to annexes, articles, schedules, sections or exhibits shall mean and refer to Annexes, Articles, Schedules, Sections or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean by way of example and not by way of limitation, (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Disclosure Schedule and Exhibits hereto), (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”.

9.12. Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, each of Buyer, the Company, Seller, the Members (in respect of

Article VII and Sections 6.4 and 6.7(b)) confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the mutual agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person, but this Agreement shall be construed and interpreted rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the Parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

9.13. Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.15. Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine. Accordingly, it is agreed that the Party or Parties not in breach shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

PURE FISHING HOLDINGS, LLC

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	President

OUTDOOR TECHNOLOGIES CORPORATION

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

JARDEN CORPORATION

By:	/s/ Ian G. H. Ashken
Name:	Ian G. H. Ashken
Title:	Chief Financial Officer

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

WHITNEY:

WHITNEY V, L.P.

By:	Whitney Equity Partners V, L.L.C.
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Managing Member

WHITNEY - PF HOLDINGS, LLC

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	President

WHITNEY PRIVATE DEBT FUND, L.P.

By:	Whitney Private Debt GP, LLC
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Attorney-in-Fact

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

(SOLELY FOR PURPOSES OF SECTION 6.4,

SECTION 6.7(B) AND ARTICLE VII OF THIS AGREEMENT)

WHITNEY GROUP:

WHITNEY STRATEGIC PARTNERS V, L.P.

By:	Whitney Equity Partners V, L.L.C.
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Managing Member

WHITNEY STRATEGIC PARTNERS VI, L.P.

By:	J.H. Whitney Equity Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Managing Member

J.H. WHITNEY VI, L.P.

By:	J.H. Whitney Equity Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Managing Member

J.H. WHITNEY MEZZANINE FUND, L.P.

By:	Whitney GP, L.L.C.
Its:	General Partner

By:	/s/ Paul R. Vigano
Name:	Paul R. Vigano
Title:	Attorney-in Fact

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

(SOLELY FOR PURPOSES OF SECTION 6.4,

SECTION 6.7(B) AND ARTICLE VII OF THIS AGREEMENT)

/s/ Thomas W. Bedell
THOMAS W. BEDELL

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

(SOLELY FOR PURPOSES OF SECTION 6.4,

SECTION 6.7(B) AND ARTICLE VII OF THIS AGREEMENT)